Exhibit 10.3
Amendment to the Nu Skin Enterprises, Inc. 2006 Stock Incentive Plan

Pursuant to Section 14.1 of the Nu Skin Enterprises, Inc. 2006 Stock Incentive Plan (the "2006 Plan"), effective June 7, 2013, the 2006 Plan is hereby amended by adding the following Section 6.13:
"6.13            Automatic Exercise of Options.  Notwithstanding the foregoing, unless otherwise set forth in an Option Agreement, if on the last day of the term of an Option the Fair Market Value of one share of Common Stock exceeds the option exercise price per Option, the Optionholder has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Optionholder on such day with payment made by withholding shares of Common Stock otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Optionholder the number of shares of Common Stock for which the Option was deemed exercised, less the number of shares of Common Stock required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional share of Common Stock shall be settled in cash."